Exhibit 99.1

Blue Martini Software Announces Preliminary Financial Results For The Third Quarter of 2004

SAN MATEO, Calif., (10/01/2004)— Blue Martini Software, Inc. (NASDAQ: BLUE), a leading provider of sales optimization software, today announced preliminary results for the third quarter of 2004. The company currently expects license revenues of approximately $1.6 million for the third quarter of 2004. The company estimates net cash used during the quarter to be approximately $4 million. Net loss and other financial results will be determined after completion of the company’s quarter-end financial close and review. Final financial results will be reported on Tuesday, October 26, 2004.

The company also announced that it reduced its ongoing employee headcount from approximately 200 as of the beginning of the quarter to approximately 120.

Blue Martini Software’s final third-quarter financial results will be discussed Tuesday, October 26, 2004 at 4:30 pm ET (1:30 pm PT) and available by calling (303) 262-2131 at least 5 minutes prior to the start time, or by logging in to the investor relations section at www.bluemartini.com. A replay of the call will be available through November 9, 2004 by dialing 303-590-3000, passcode #11010797. The conference call will be webcast live over the Internet and a replay of the webcast will be available for at least three months at the investor relations section of Blue Martini Software’s website at www.bluemartini.com.

About Blue Martini Software: Blue Martini Software is a leading provider of sales optimization solutions. Our software proactively guides sales people, partners, and customers through sales interactions, helping them to sell more. Over 160 companies worldwide including Carrefour, DuPont, Harley Davidson, Kohl’s, Mitsubishi, Panasonic, Saks Fifth Avenue, and Sprint have licensed our sales optimization systems to sell more effectively. Blue Martini Software is headquartered in San Mateo, California and can be reached at 650-356-4000 or www.bluemartini.com

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Note to editors: “Blue Martini” and “Blue Martini Software” are trademarks of Blue Martini Software, Inc., 2600 Campus Drive, San Mateo, CA 94403. Other product and company names may be the trademarks of their respective owners.

This news release regarding Blue Martini Software’s preliminary third quarter financial results includes forward-looking statements, based on current expectations, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the forward-looking statements. Such factors include, but are not limited to: risks associated with quarterly fluctuations in Blue Martini Software’s revenues or other operating results; risks associated with failure by Blue Martini Software to meet financial expectations of analysts and investors; risks associated with the development and licensing of software generally, including potential delays in software development or release, technical difficulties in software deployment or use, and long and variable sales cycles; competition and technological changes and developments; financial and other impacts of staffing reductions and other cost-control measures; risks associated with foreign operations and economies; and general economic and market conditions. Details on these and other risks are set forth in Blue Martini Software’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Blue Martini Software assumes no obligation to update the information contained in this press release.

Contacts:

Investors:

Lasse Glassen

Financial Relations Board

310-407-6517

ir@bluemartini.com

Media:

Laurie Gibson

b3 Communications

650-969-0764

lgibson@b3communications.com